Exhibit 10.12

RESEARCH AND DEVELOPMENT AGREEMENT

THIS RESEARCH AND DEVELOPMENT AGREEMENT (the "Agreement") is executed as of this [ ] day of [ ], 2012, by and between Beijing BIT&GY Pharmaceutical R&D Co. Ltd., a corporation formed under the laws of the People's Republic of China ("BIT&GY"), having its principal place of business at [Building 683, 5 South Zhongguancun Street, Beijing 100081 . PR China], and Biologix Hair Science Ltd., a corporation formed under the laws of Barbados ("BHL"), having its principal place of business at The Business Center, Upton St. Michael, BB11103, Barbados. BIT&GY and BHL arc individually referred to herein as a "Party" and collectively referred to herein as the "Parties".

RECITALS

A.	BHL has developed a formula for the stimulation of hair growth in humans described in Attachment 2 hereto and referred to herein as the "Revive Formula".

B.	For the past eight years BHL has successfully applied the Revive Formula in the treatment of several forms of alopecia

C.
Used in accordance with the method of preparation and application specific in Attachment 2, BHL has recorded treatment success rates of approximately 70% in male patients, 85% in female patients, and 95% in the treatment of alopecia areata.

D.	BIT&GY has expertise in development, formulation and testing of pharmaceutical products.

E.
BHL wishes to engage BIT&GY to conduct certain research and development to optimize and test the Revive Formula in accordance with the specifications set out in Attachment 2, the whole with a view to the submission of new drug applications and clinical testing of the Revive Formula.

F.	BIT&GY wishes to work together with BHL to execute the research and development program in respect of the Invention described herein.

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are set forth herein, the Parties hereby agree as follows:

ARTICLE 1
Definitions

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1    "Arbitration Rules" shall have the meaning set forth in Section 11.6.2.

1.2    "Affiliate" shall mean, (a) with respect to BHL, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with BHL, and (b) with respect to BIT&GY, any Person that, directly or indirectly, through one or more intermediaries, is controlled by BIT&GY. For purposes of this definition, "control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, by application of applicable law, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3    "Agreement" shall have the meaning set forth in the preamble hereto.

1.4    "Applicable Law" shall mean all laws, rules, and regulations applicable to the Exploitation of the Revive Formula in the Territory.

1.5    "BHL" shall have the meaning set forth in the preamble hereto.

1.6    "BHL, Technology" shall mean any Information and Technology owned or Controlled by BM during the term of this Agreement including, without limitation, the Revive Formula, that are reasonably necessary for the performance by BIT&GY of its designated Development Activities.

1.7    "BIT&GY" shall have the meaning set forth in the preamble.

1.8    "BIT&GY" Technology" shall mean any Information and Technology, Patent or Improvement owned or Controlled by BIT&GY of any Affiliate of B1T&GY and which do not result or arise from the services of "BIT&GY" in relation to the Revive Formula.

1.9    "Business Day" shall mean any day other than a Saturday, Sunday, any public holiday and any bank holiday in either the United States or the PRC.

1.10  "Calendar Year" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.11  "Clinical Trials" shall mean, with respect to the Revive Formula, all tests and studies in patients that are required by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, for Regulatory Approval of the Revive Formula.

1.12  "Commercially Reasonable Efforts" shall mean, with respect to the development of the Revive Formula, the level of efforts and resources customarily applied in the research-based pharmaceutical industry to a product at a similar stage in its lifecycle in the Territory.

1.13  "Confidential Information" shall have the meaning set forth in Section 5.3.1.

1.14 "Control" shall mean, with respect to any item of Information and Technology, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such Information and Technology, Patent, Trademark or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.15  "Development Activities" shall mean (a) those tests, studies and other activities set forth in, or required to be conducted in order to obtain the information set forth in, the Development Plan; and (b) such other tests, studies and other activities with respect to the Revive Formula as may be agreed to in writing from time to time by the Parties.

1.16  "Development Budget" shall have the meaning set forth in Section 3.1.

1.17  "Development Plan" shall mean the list and schedule of activities contained in Schedule IA as may be amended by the parties from time to time in accordance with Section 11.15.

1.18  "Development Program" shall mean the Development Activities carried out by the parties pursuant to this Agreement.

1.19  "Development Program Term" shall have the meaning set forth in Section 2.8

1.20 "Dispute" shall have the meaning set forth in Section 11.6.1.

1.21  "Effective Date" shall mean the date of this Agreement as set forth in the preamble hereto.

1.22  "EMEA" shall mean the European Medicines Agency.

1.23 "Exploit" shall mean to make, have made, import, use, sell, or offer for sale, including to research, develop, register, modify, enhance, improve, Manufacture, have Manufactured, store, formulate, have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

1.24  "Exploitation" shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

1.25  "Facility" shall mean BIT&GY's laboratory facility located at the BHL campus, at which BIT&GY shall conduct the Development Activities designated for BIT&GY, or such other facilities as the Parties may mutually agree in writing.

1.26  "FDA" shall mean the United States Food and Drug Administration and any successor agency thereto.

1.27  "IFRS" shall mean International Financial Reporting Standards, consistently applied.

1.28  "Good Manufacturing Practices" shall mean current good manufacturing practices related to pharmaceutical products under applicable laws, rules and regulations in all relevant jurisdictions, including without limitation the guidelines of good manufacturing practices determined by the FDA, the SFDA and the EMEA.

1.29 "Improvement" shall mean any modification, variation or revision to a compound, product or technology or any discovery, technology, device, process or formulation related to such compound, product or technology, whether or not patented or patentable, including any enhancement in the efficiency, operation, Manufacture (including any manufacturing process), ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of such compound, product or technology, any discovery or development of any new or expanded indications for such compound, product or technology, or any discovery or development that improves the stability, safety or efficacy of such compound, product or technology.

1.30  "INDA" shall mean an investigational new drug application filed with the FDA for authorization to commence human clinical trials, and its equivalent in other countries or regulatory jurisdictions in the Territory.

1.31  "Indemnified Party" shall have the meaning set forth in Section 7.

1.32  "Information and Technology" shall mean all technical, scientific and other know-how, show-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer software, apparatuses, specifications, data, cell lines, seed stock and other biological materials, pre-clinical and clinical trial results, Manufacturing procedures, test procedures and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and other discoveries, developments, inventions, and other intellectual property (whether or not confidential, proprietary, patented or patentable).

1.33  "Key Personnel" shall have the meaning set forth in Section 2.3.

1.34 "Losses" shall have the meaning set forth in Section 7.1.

1.35  "Manufacture" and "Manufacturing" shall mean, with respect to a product or compound, the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of such product or compound.

1.36  "Party" shall have the meaning set forth in the preamble hereto.

1.37 "Patents" shall mean (a) all patents and patent applications, (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent application, (c) designs, inventions, methods, processes and discoveries that may be patentable; and (d) any foreign or international equivalent of any of the foregoing.

1.38  "Person" shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).

I.39   "Monthly Period" shall mean each successive 30 day period following the date of this Agreement.

1.40  "Regulatory Approval" shall mean any and all approvals, governmental licenses, registrations or authorizations of any Regulatory Authority, including any amendments or supplements thereto, necessary for the conduct of the Development Program, Clinical Trial and the prospective Exploitation of the Revive Formula in a country in the Territory.

1.41 "Regulatory Authority (ies)" shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the conduct of the Development Activities or the prospective Exploitation of the Revive Formula in the Territory, but excluding BIT&GY acting in its capacity as a Party.

1.42  "Regulatory Documentation" shall mean all applications, registrations, governmental licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to the Revive Formula, and all data contained in any of the foregoing,

1.43  "Revive Formula" shall mean the 'Revive' basic formula described in Attachment 2 hereto, and all Patents, Trademarks, Improvements, and Information and Technology related thereto, including all actual or prospective rights of authorship, inventorship or ownership under applicable copyright or patent law in relation thereto throughout the world, whether registered or unregistered.

1.44  "SFDA" shall mean the State Food and Drug Administration of the Peoples Republic of China.

1.45  "Territory" shall mean the United States of America ("United States"), the People Republic of China ("PRC), and the member states of the European Union (the "EU"), Canada, Australia and New Zealand.

1.46  "Third Party" shall mean any Person other than BHL, BIT&GY and their respective AffiIiates.

1.47  "Trademark" shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol.

1.48  " APIs and reference standards" shall mean APIs and reference described in schedule 4 hereto.

ARTICLE II
Development Program

2.1    ln General. BIT&GY shall perform, or cause to be performed, the Development Activities designated for BIT&GY in the Development Plan, in accordance with the terms and conditions of this Agreement, including the Development Budget. The goal of the Development Plan shall be to optimize the Revive Formula as specified in schedule IA hereto for the purposes of possibly submitting INDAs and conducting Clinical Trials in respect of the Revive Formula in the future, the whole in accordance with the prevailing regulatory standards administered by the Regulatory Authorities in the Territory and based on what is established in Attachment No. 1, explaining the antecedents of the REVIVE formula and the specific conditions the activities in the Development Plan have to meet.

2.2   Conduct of Development Program. BIT&GY shall conduct the Development Program (a) in good scientific manner, and in compliance in all material respects with all requirements of Applicable Law and agreed laboratory practices, and (b) completing its designated Development Activities efficiently and expeditiously, in accordance with the schedule set forth in the Development Plan and in compliance with the Development Budget.

2.3    Key Personnel. The Development Activities shall be conducted by BIT&GY under the direction and supervision of one or more scientists designated by B1T&GY. The Parties shall also designate principal contacts with respect to the Development Program. BIT&GY's scientific and technical personnel considered by MIL to be central to the conduct of the Development Activities by BIT&GY (the "Key Personnel") are listed on Schedule 3. BIT&GY shall not substitute other persons for the Key Personnel or otherwise materially reduce the time commitment of any Key Personnel to the Development Program below the level listed for such Key Personnel in Schedule 3 without the prior written approval of BHL, which approval shall not be unreasonably withheld.

2.4    Coordination.

2.4.1 Consultation. During the Development Program Term, the principal contacts designated by the Parties shall discuss with each other the conduct and progress of the Development Program, by telephone, email or in person, not less frequently than weekly. Such discussions shall cover the status of the Development Activities, review relevant results and data, consider technical and other issues that have arisen, and review and advise on any scientific and budgetary matters relating to the Development Program.

2.4.2 Facility Visits. BHL may arrange for a reasonable number of its employees and/or consultants to visit the Facility, at any business time, for the purpose of observing such Facility and meeting to discuss the Development Program work and its results with the employees of BIT&GY.

2.4.3 Oversight and Technology Transfer. The Parties shall use good faith efforts to agree upon, in writing, suitable arrangements whereby (a) BHL personnel can provide reasonable oversight of the Development Activities, and (b) BHL personnel will he provided timely access to Key Personnel so as to fully understand the progress being achieved in the Development Program and to enable the prompt and effective transfer of Information and Technology from BIT&GY to BHL as contemplated by this Agreement.

2.5    Information and Technology Disclosure; Supply of Materials and Resources.

2.5.1 Information Disclosure. BIT&GY shall, and shall cause its Affiliates to, disclose and make available to BHL, in whatever form BHL may reasonably request, all Information and Technology or Improvements resulting from or incidental to the performance of the services of BIT&GY hereunder; provided, however, that BHL shall reimburse BIT&GY for any reasonable and verifiable direct out-of-pocket costs and expenses incurred by BIT&GY in making such disclosures, to the extent not covered in the Development Budget. BHL may use such Information and Technology in its sole discretion.

2.5.2 Supply of Materials and Resources. BHL shall supply to BIT&GY quantities of the Revive Formula and its component active pharmaceutical ingredients (APIs) and relative reference standards as are reasonably necessary for the execution of the Development Program. Notwithstanding the foregoing, and subject to BHL's payment obligations with respect to the Development Program pursuant to Section 3.1, BIT&GY shall dedicate to the performance of the Development Activities such (a) equipment, (b) compounds, components, and other materials, and (c) other necessary resources as are reasonably necessary for the performance of the Development Activities. BIT&GY shall additionally provide to BHL upon completion of the development program, without additional charge to BHL, 20 samples of the optimized Revive Formula. BIT&GY shall provide additional samples as reasonably requested by BHL and at BHL's cost, provided that that BIT&GY's obligation in this regard shall not include any obligation to provide to BHL a commercial supply of the optimized Revive Formula.

2.6    Communications with Regulatory Authorities. BHL shall have the sole right, in its sole discretion, to conduct all communications with the Regulatory Authorities with regard to the Development Activities, if any; provided, however, that BIT&GY shall provide to BHL any reasonable assistance requested by BHL in this regard, and provided that BIT&GY in conjunction with BHL may communicate with the governmental health and safety authorities in the PRC with regard to its activities pursuant to this Agreement.

2.7    Laboratory Records and Reports.

2.7.1 Records. BIT&GY shall maintain records in good scientific manner and in sufficient detail for patent purpose and the requirement by original record principles stated in guidelines of SFDA , and in compliance with Applicable Law, fully and properly documenting all work done and results achieved in the performance of the Development Program. Such records shall be retained by BIT&GY for at least three (3) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. Upon request, BIT&GY shall provide copies of the records it has maintained pursuant to this Section 2.7. to BHL.

2.7.2 Copies and Inspection of Records. BHL shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all records of BI'l'&GY maintained pursuant to Section 2.7.1. BHL shall maintain such BIT&GY records and the information disclosed therein in confidence in accordance with Article V.

2.7.3 Monthly Progress Reports. At the end of each month during which Development Program activities are being performed and within thirty (30) days completion of the Development Program, BIT&GY shall provide to BHL a written progress report which shall describe the work performed to date on the Development Program, evaluate the work performed in relation to the goals of the Development Program and in relation to the Development Budget, and provide such other information as may be required by the Development Plan or reasonably requested by BHL relating to the Development Program,

2.8    Development Program Term. Except as otherwise provided herein, the term of the Development Program shall commence on the later date of which the receiving day of APIS and reference standards by BIT or the first payment made by BHL to BIT and continue liar a period of 14 months (the "Development Program Term"). The Parties may extend the term of the Development Program, and, as appropriate, amend the Development Plan and the Development Budget, by written mutual agreement. If the development work was delayed due to the unqualified active pharmaceutical ingredients and relative reference standards provided by BHL, Development Program Term shall be extended properly if required by BIT.

2.9    Rights; Subcontracting. Any and all rights of BHL under this Article II are intended, and shall be construed, to benefit such of its Affiliates and sublicensees as and to the extent BHL may, from time to time, designate. BHL shall have the right to satisfy any or all of its obligations under this Article 11 through one or more of its Affiliates or subcontractors. BIT&GY may subcontract one or more of its obligations hereunder, with the prior written consent of BHL, which may be granted or withheld in the sole and absolute discretion of BHL.

ARTICLE HI
Financial Matters

3.1    BIIL's Obligations. In consideration of BIT&GY's performance of its designated Development Activities, BHL shall pay BIT&GY the amounts set forth on Schedule 2 with respect to such Development Activities (the "Development Budget"). Without limitation of the foregoing, the rate B1T&GY charges BHL for its employee costs incurred in the performance of the Development Activities shall be no greater than the standard rate per full-time equivalent (FTE) that B1T&GY charges to its largest non-governmental customers. To the extent that this Agreement imposes obligations (other than payment obligations or customary administrative obligations) on BIT&GY that are (i) not budgeted for in the Development Budget or covered in BIT&GY's standard overhead charges and (ii) not expressly required to be performed at BIT&GY's expense or at no cost to BHL, then BIT&GY shall promptly notify BHL of the obligation and provide BHL, with its budget to perform such obligation based on rates no less favorable than those charged by BIT&GY to its largest non-governmental customers. BHL may elect in its sole discretion either to waive performance of the obligation or to pay BIT&GY for the performance thereof under the agreed-upon budget.

3.2    Invoices and Payments. Within ten (10) days after the signing date of this Agreement, BHL shall pay BIT 50% percent of the total contract amount so that BIT can cant' out the Development Activities timely. The balance shall be paid within first 10 days of each period according to the attachment 3 hereto. (BIT shall invoice BILL for the amounts payable by BHL pursuant to attachment 3 for such period as stated in attachment 3. Any delinquent payments shall accrue interest from the date on which payment was due, at the prime rate, as published in The WaII Street Journal, Eastern United States Edition, on the last Business Day preceding such date. If Development Activities is delayed due to such delinquent payment, BIT shall have the right to require extending the Development Term and increasing the Development Budget.

ARTICLE IV
License Grants and Assignments

4.1    Grants to BHL. BIT&GY hereby grants to BHL and its Affiliates, and shall cause BIT&GY's Affiliates to grant to 131 IL and its Affiliates:

(a)
100% of all right, title and interest in and to the results and proceeds of BIT&GY's services under this Agreement or otherwise in relation to the Revive Formula , including, without limitation all Patents, Improvements, Information and Technology, and Regulatory Documentation.

(b)
the non-exclusive, perpetual, and irrevocable, royalty-free license, with the right to grant sublicenses (through multiple tiers of sub—licensees), to use, for the Exploitation of the Revive Formula, any B1T&GY Technology which, a result of the Research and Development Program, forms the basis of, or is integral to the Revive Formula, or which otherwise becomes necessary for the Exploitation of the Revive Formula.

4.2    Grant to BIT&GY.

(a) Subject to the provisions of Article XI, BHL hereby grants to BIT&GY (but not its Affiliates) a non-exclusive, royalty-free license and right of reference (without the right to grant sublicenses) under all of BHL's rights, title and interest in and to the BILL Technology solely for use in the performance by BIT&GY of its designated Development Activities.

ARTICLE V
Confidentiality and Nondisclosure

5.1    Confidentiality Obligations.

5.1.1 General Obligations. Except as provided herein, the Parties agree that each Party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Person (other than employees, Affiliates, legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality and non-use obligations no less onerous than those set forth herein) any Confidential Information of the other Party. Neither Party (and its Affiliates) shall use for any purpose, directly or indirectly, Confidential Information of the other Party or its Affiliates furnished or otherwise made known to it, except as permitted hereunder.

5.2    Permitted Disclosures. Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:

(a) Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that the receiving Party shall first have given notice to the disclosing Party and, insofar as permitted by applicable law, given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that arc the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

(b) Otherwise required by law, in the opinion of legal counsel to the receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing Party, which shall be provided to the disclosing Party at least two (2) Business Days prior to the receiving Party's disclosure of the Confidential Information pursuant to this Section 6.2(b);

(c) Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

(d) Made by BHL to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article VI;

(e) Made by BHL or its Affiliates or sub- licensees to Third Parties as may be necessary or reasonably useful in connection with the Exploitation of the Revive Formula, including subcontracting and sublicensing transactions in connection therewith.

(f) Made by BHL or its Affiliates or sub-licensees as required by the securities laws of any jurisdiction having authority over the foregoing parties from time to time, including, without limitation, the United States Securities and Exchange Commission.

5.3    Confidential Information.

5.3.1 Defined. "Confidential Information" of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party either in connection with the discussions and negotiations pertaining to this Agreement or in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, assets, sales, suppliers, customers, employees, investors or business. For the avoidance of doubt, Confidential Information of BHL shall be deemed to include any and all information relating to Revive Formula, and all Patents, Trademarks, Improvements, Information and Technology, and Regulatory Documents related thereto.

5.3.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to the receiving Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (b) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (c) became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that Controls such information and know-how not to disclose such information or know-how to others; or (c) was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that Controls such information and know-how.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

5.4     Use of Name. Neither Party shall mention or otherwise use the name, symbol, trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law.

5.5   Press Releases; Publication. BHL shall have the right to issue press releases and to make other public disclosures, presentations or publications with respect to this Agreement; provided, however, that no such press release or other public disclosure, presentation or publication shall disclose any Confidential Information of BIT&GY without the prior written consent of BIT&GY. Neither BIT&GY nor any of its Affiliates, officers, directors, employees or agents shall be permitted to issue any press release or make any other public disclosure, presentation or publication regarding any information, data or results pertaining to or resulting from this Agreement, without the prior written consent of BHL.

5.6    Equitable Relief. Each Party acknowledges and agrees that breach of any of the terms of this Article VI would cause irreparable harm and damage to the other Party and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to Section 11.7.

ARTICLE VI
Payments

6.1    All payments to be made by a Party to the other Party under this Agreement shall he made in United States dollars and may be paid by check made to the order of the receiving party or bank wire transfer in immediately available funds to such bank account designated in writing by the receiving Party from time to time. Payments shall be free and clear of any taxes (other than withholding and other taxes imposed on the receiving Party, which shall be for the account of such Party), fees or charges, to the extent applicable. Any delinquent payments shall accrue interest from the date on which payment was due, at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.

ARTICLE VII
Indemnity

7.1    Indemnification of BHL. Subject to Sections 7.3, BIT&GY shall indemnify BHL, its Affiliates and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, "Losses") arising from or occurring as a result of (a) any material breach by BIT&GY of this Agreement, (b) any gross negligence or willful misconduct of BIT&GY, its Affiliates or its other permitted subcontractors in performing BIT&GY's obligations under this Agreement, except for those Losses for which BHL has an obligation to indemnify BIT&GY pursuant to Section7.2, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses.

7.2     Indemnification of BIT&GY. Subject to Sections 7.3, BHL shall indemnify BIT&GY, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all liabilities, Losses arising from or occurring as a result of (a) any material breach by Bill, of this Agreement, or (b) the gross negligence or willful misconduct of BHL, its Affiliates or its other subcontractors in performing BHL's obligations under this Agreement, except for those Losses for which BIT&GY has an obligation to indemnify BHL, and its Affiliates pursuant to Section 7.1, as to which Losses each party shall indemnify the other to the extent of their respective liability for the Losses.

7.3     Limitation of Liability. SUBJECT TO SECTIONS 7,1 AND 7.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF BILL, BIT&GY OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS, MILESTONES OR ROYALTIES), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ATTEMPTING "CO EXCLUDE OR LIMIT THE, LIABILITY OF EITHER OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES (A) FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF EITHER OF THE PARTIES, THEIR RESPECTIVE AFFILIATES, OR OF THE OFFICERS, EMPLOYEES OR AGENTS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES, (B) FOR FRAUD OR FRAUDULENT MISREPRESENTATION OR (C) FOR ANY MATTER IN RESPECT OF WHICH IT WOULD BE ILLEGAL FOR EITHER PARTY TO EXCLUDE OR ATTEMPT TO EXCLUDE ITS LIABILITY.

ARTICLE VIII
Representations and Warranties

8.1    Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

(a) Such Party (i) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

(b) Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party's activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

(c) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(d) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

8.2    Additional Representations, Warranties and Covenants of BHL. BHL represents, warrants and covenants to BIT&GY that BHL is a corporation duly organized and in good standing under the laws of the State of Florida, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

8.3    Additional Representations, Warranties and Covenants of BIT&GY. BIT&GY represents, warrants and covenants to BHL that:

(a) BIT&GY is a corporation duly organized and in good standing under the laws of the Peoples Republic of China, and has full governmental power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

(b) BIT&GY and its Affiliates have employed (and, with respect to the Development Activities, will employ) Persons with appropriate education, knowledge and experience to conduct and to oversee the conduct of such activities with respect to the Revive Formula. Neither BIT&GY nor any of its Affiliates is aware of any fact or circumstance related to its employees, consultants, or other personnel that could adversely affect the acceptance, or the subsequent approval, by any Regulatory Authority of any tiling, application or request for Regulatory Approval.

(d) BIT&GY agrees not to, and agrees to cause its Affiliates not to, directly or indirectly, expressly or by implication, by action or omission or otherwise (i) assign, transfer, convey or otherwise encumber any right, title or interest in or to the Revive Formula, (ii) grant any license or other right, title or interest in or to the Revive Formula in any manner, or (iii) agree to or otherwise become bound by any covenant not to sue for any infringement, misuse or other action or inaction with respect to the Revive Formula, in each case ((i), (ii), and (iii)) that is inconsistent with the grants, assignments and other rights reserved to BHL and its Affiliates under this Agreement.

(e) BIT&GY shall cause each of its Affiliates and any other Person conducting Development Activities on behalf of BIT&GY hereunder to assign to BHL rights to any and all Improvements, Information and Technology that relate to the Revive Formula and the Development Program , such that BHL shall, by virtue of this Agreement, receive from BIT&GY, without payment of additional consideration beyond that required by this Agreement, the licenses and other rights granted to BHL and its Affiliates hereunder, free and clear of any security interest, lien or other encumbrance.

ARTICLE IX
Intellectual Properly Provisions

9.1    Prosecution of Patents.

9.1.1 BHL Patents. BHL, shall have the sole right, at its sole cost and expense, to obtain, prosecute and maintain any Patents covering or claiming the Revive Formula, throughout the world. Where the laws of any jurisdiction in which a Patent is sought require, B1T&GY shall, and shall cause its Affiliates, to assist, cooperate, and participate with BHL in filing, prosecuting and maintaining such Patents at BHL's cost.

9.2    Potential Infringement of Third Party Rights.

9.2.l Third Party Licenses. Each Party shall be responsible, in its sole discretion, (a) for determining whether to obtain any licenses from Third Parties in order to avoid infringing such Third Parties' intellectual property rights in performing its obligations hereunder, (b) for obtaining such licenses, and (c) for bearing any costs incurred in connection with obtaining such licenses.

9.2.2 Third Party Litigation. In the event that a Third Party commences litigation against a Party, its Affiliates or its sublicensees for infringement of such Third Party's Patents or other intellectual property rights, such Party shall have the sole right to defend against such infringement suit. The other Party shall use all reasonable efforts to assist and cooperating with the defending Party in connection with the defense of such suit. Each Party shall bear its own costs and expenses with respect to the defense of any suit, including any judgments or settlement against it.

ARTICLE X
Term and Termination

10.1  Term and Expiration. This Agreement shall become effective as of the Effective Date and unless terminated earlier pursuant to Section 10.2, 10.3, 10.4 or 10.5, the term of this Agreement shall continue in effect until the Development Activities are completed.

10.2  Termination by BHL without Cause. Notwithstanding anything contained herein to the contrary, BHL shall have the right to terminate this Agreement at any time in its sole discretion by giving not less than thirty (30) days' written notice to BIT&GY. BHL shall have no obligation to return the payment made by BHL.

10.3  Termination by Either Party for Material Breach. Material failure by BIT&GY to comply with any of its material obligations contained herein, or material failure by BHL, to pay BIT&GY amounts owed by BHL, to BIT&GY hereunder, shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. In the event that BHL is the notifying Party, BHL shall have the right, in addition to all other remedies available to it by law, in equity or pursuant to this Agreement, to suspend payment of any amounts that it would otherwise owe to BIT&GY hereunder until such time as the material breach of B1T&GY is cured (whereupon such suspended amounts shall be paid). If a noticed default is not cured within thirty (30) days (the "Cure Period") after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the Party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 11.3 shall be stayed in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 11.6 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

10.4  Accrued Rights; Survival; Return of Information.

10.4.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

10.4.2 Survival. Sections 2.6, 2.7, 4.1 and this Section 10.4. 2, and Articles I, VI, VII, VIII, IX, X, AND XI shall survive the termination or expiration of this Agreement for any reason. Sections 4. I and 4.2 shall survive (a) the expiration of this Agreement and (b) the termination of this Agreement pursuant to Section 10.4, or pursuant to Section 10.5 (if such termination resulted from the termination of the BHL License Agreement by BHL for breach by BIT&GY). Sections 4.1 and 4.2 shall not survive the termination of this Agreement for any other reason.

10.4.3 Return of Information. Within ninety (90) days after the termination or expiration of this Agreement, each Party shall deliver to the other Party any and all data, tiles, and records in its possession or under its control that constitute the Confidential Information of such other Party (or, in the case of BIT&GY as the delivering Party of the BHL Information and Technology), to which such Party does not retain rights hereunder (except that such Party shall have the right to retain one copy of each of the foregoing solely for archival purposes).

10.5   Termination upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

ARTICLE XI
Miscellaneous

11.1  Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and twenty (120) days after the date of the occurrence, the Parties shall meet and discuss in good faith how best to proceed.

11.2 Assignment. Without the prior written consent of the other Party, neither Patty shall sell, transfer, assign, delegate, charge, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder, nor purport to do any of the same; provided, however, that BHL may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate, to the purchaser of all or substantially all of its assets, or to any Third Party pursuant to or in connection with any agreement and plan of merger, acquisition, reorganization, or other similar corporate transaction. Any attempted assignment in violation of the preceding sentence shall be void and of no effect. All validly assigned rights of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by the permitted assigns of BHL or BIT&GY, as the case may be. No assignment validly made pursuant to this Section 11.2 shall relieve the assigning Party of any of its obligations under this Agreement, unless the other Party has given its prior consent thereto.

11.3  Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties agree to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

11.4  Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (promptly confirmed by personal delivery or courier as provided herein) or sent by internationally-recognized overnight courier, addressed as follows:

if to BIT&GY, to:	Beijing BIT&GY Pharmaceutical R&D Co. Ltd Room 1508, Building of Science and Technology 9 South Zhongguancun Street Beijing 100081, PR China Attention: Yan Chen Facsimile No.: 86-10-68467208-112

if to BHL, to:	Biologix Hair Science Ltd. The Business Center Upton St. Michael , BB11103 Barbados Attention: David G. Csumrik Tel:246-435-8600 Email: david@longview.bb with a copy to:
BIOLOGIX HAIR INC.
82 Avenue Road,
Toronto, Ontario M5R 2H2
Attention: Ron Holland
Fax:   (647) 344-5940
E mail: rh@biologixhair.com

W.L. Macdonald Law Corporation
4th Floor - 570 Granville Street,
Vancouver British Colombia,
Canada V6C 3P1
Fax: 604.681.4760

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such communication shall be deemed to have been given when delivered if personally delivered on a Business Day, when Transmitted if sent by facsimile (in accordance with this Section 11.4) on a Business Day, and on the third (3rd) Business Day after dispatch if sent by internationally-recognized courier. It is understood and agreed that this Section 11.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.

11.5  Governing Law. This Agreement shall be governed by and construed in accordance with Hong Kong Basic Law (without reference to the rules of conflict of laws thereof). Subject to Section 11,6, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of (i) the courts of the Hong Kong Special Administrative Region of the People's Republic of China. The Parties agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts, respectively. (ii)The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the Hong Kong Special Administrative Region of Ihe People's Republic of China, as the case may be, and(iii) hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such cowl that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. (iv)Each Party hereto further agrees that service of any process, summons, notice or document by internationally recognized courier to its address set forth above shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

11.6  Dispute Resolution.

11.6.1 Negotiation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement (or any document or instrument delivered in connection herewith) (each, a "Dispute"). In the event that the Parties arc unable to, within ten (10) days, to reach a resolution, such Dispute shall be referred to the chief executive officers of BHL, and BIT&GY, or their respective successors, who shall attempt in good faith to reach a resolution of the Dispute. If the foregoing procedures fail to achieve a mutually satisfactory resolution within ten (10) days, then either Party may, by written notice to the other Party, elect to have the matter settled by binding arbitration pursuant to Section 11.6.2.

11.6.2 Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in Hong Kong if BIT&GY is the Party that first demanded such arbitration or in New York, New York, if BHL, is the Party that first demanded such arbitration. Any arbitration under this Agreement shall be administered by the Hong Kong International Arbitration Centre Administered Arbitration Rules then in effect (the "Administration Rules"). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with Administration Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrator's fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations of the Hong Kong Basic Law.

11.6.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 11.6 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during any arbitration hereunder, if necessary to protect the interests of such Party. This Section 11.6.3 shall be specifically enforceable.

11.7 Equitable Relief. B1T&GY acknowledges and agrees that the restrictions set forth in Article V of this Agreement are reasonable and necessary to protect the legitimate interests of BHL, and that BHL would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Article V will result in irreparable injury to BHL. BIT&GY also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Article V, BHL shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to BHL. Nothing in this Section 11.7 is intended, or should be construed, to limit BHL's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

11.8  Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out inure effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.

11.9  Language. This Agreement shall be written and executed in Chinese and English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and the Chinese version, the English version shall control. All notices and other disclosure required of the parties hereunder shall be in English.

11.10 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (e) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

11.11 Independent Contractors. It is expressly agreed that BIT&GY and BHL shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither BIT&GY nor BHL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

11.12 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder, or the failure to exercise, or delay in exercising a right or remedy provided by this Agreement or by law, or the waiver of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

11.13 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term "including" as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party.

11.15 Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the parties unless in writing and duly executed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

BIOLOGIX HAIR SCIENCE LTD.

By:	/s/ David G. Csumrik
David G. Csumrik

Title:	Director